Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PLURALSIGHT, INC.

Pluralsight, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Pluralsight, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 4, 2017.

2. This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation’s Board of Directors and by the stockholder of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the corporation’s stockholder having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: , 2018	PLURALSIGHT, INC.

By:

Name: Aaron Skonnard
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PLURALSIGHT, INC.

ARTICLE I

The name of the corporation is Pluralsight, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the city of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is the Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock authorized to be issued is 1,250,000,000, 1,000,000,000 shares of which are designated Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 200,000,000 shares of which are designated Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and 50,000,000 shares of which are designated Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares, par value $0.0001 per share.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply:

a. “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; provided, that, for the purpose of this Section V.1(a), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that, an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

b. “Affiliate” means, any Person who or which directly or indirectly, controls, is controlled by, or is under common control with another Person. A Person shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

c. “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be amended.

d. “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

e. “Board” means the Board of Directors of the Corporation.

f. “Cause” means, with respect to an individual: (a) such individual’s willful conduct that is materially injurious to the Corporation or any of its affiliates (whether monetary or otherwise) or the commission of any other material act or omission involving dishonesty with respect to the Corporation; (b) such individual’s conviction of a felony or of any misdemeanor involving a crime of moral turpitude; (c) such individual’s fraud, misappropriation of money, assets, or other property of the Corporation, embezzlement, or the like; (d) such individual’s insubordination or other willful refusal to comply with any lawful request of the Board, including without limitation failure to cooperate in any investigation conducted and/or undertaken by the Corporation that has reasonable and legitimate objectives; or (e) such individual’s material breach of any of his or her obligations, duties, or agreements to the Corporation, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after receipt of written notice of the need to cure.

g. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

h. “Designated Proxy Holder” means, with respect to a holder of shares of Class C Common Stock, or any trust receiving or holding a holder’s shares of Class C Common Stock, a person or persons, with full power of substitution and re-substitution, selected by the members of the entire Board acting by majority vote to act as such holder’s proxy and attorney-in-fact.

i. “Disability” means with respect to an individual, any physical or mental incapacitation that results in such individual’s inability to perform substantially all of his or her duties and responsibilities for the Corporation for a total of ninety (90) consecutive working days, as determined in accordance with the Family and Medical Leave Act, or an aggregate of one hundred eighty (180) working days during any twelve-month period, as determined by the Board in its good faith judgment.

j. “Exempt Trusts” means, collectively, the True Nord Trust dated December 5, 2014 and the Aaron and Monica Skonnard Legacy Trust dated December 5, 2014.

k. “Family Group” means, as to any Person, (i) an individual, his or her parents, spouses and descendants and the spouses of such descendants (collectively, the “Individual Group”); (ii) all trusts, the primary beneficiaries of which are one or more members of the Individual Group (“Family Trusts”); and (iii) all entities which are wholly-owned, directly or indirectly, by one or more members of the Individual Group and/or Family Trusts. Notwithstanding the foregoing, and for the avoidance of doubt, the Family Trusts of the Founder shall include the Aaron & Monica Skonnard Revocable Trust, any Skonnard GRAT and the Exempt Trusts.

l. “Founder” means Aaron Skonnard.

m. “IPO Date” means the first date that shares of a class of the Corporation’s capital stock have been listed for trading on the NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges.

n. “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

o. “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.

p. “LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, of Pluralsight Holdings, LLC as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

q. “LLC Unit” means a limited liability company interest in Pluralsight Holdings, LLC, authorized and issued under the LLC Agreement, and constituting a “Common Unit” as defined in the LLC Agreement.

r. “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

s. “Person” means any individual, corporation, partnership, unincorporated association or other entity.

t. “Skonnard GRAT” means any grantor-retained annuity trust over which Aaron Skonnard serves as the sole trustee, including the Skonnard Family GRAT 2018 and the Skonnard Family GRAT 2021.

u. “Transfer” means with respect to any share of Class B Common Stock or Class C Common Stock, the direct or indirect sale, assignment, conveyance, transfer, gift, bequest, devise, levy, execution, pledge, encumbrance, hypothecation or other disposition by a Person of all or any portion of his, her or its shares of Class B Common Stock or Class C Common Stock in any manner whatsoever, whether voluntary or involuntary; provided, however, that the entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee shall not constitute a “Transfer”; provided, further, that a sale of such shares of Class B Common Stock or Class C Common Stock pursuant to such trading plan shall constitute a “Transfer” at the time of such sale; provided, further, that entry into a support, voting, tender or similar agreement or understanding (with or without granting a proxy) in connection with an Acquisition or Asset Transfer approved by the Board shall not constitute a “Transfer”; provided, further, that a sale of such shares of Class B Common Stock or Class C Common Stock in connection with an Acquisition or Asset Transfer shall constitute a “Transfer” at the time of such sale (unless otherwise determined by the Board); provided, further, that the tender of Class B Common Stock or Class C Common Stock in connection with an Acquisition or Asset Transfer approved by the Board shall not be deemed a “Transfer” unless and until the Class B Common Stock or Class C Common Stock is accepted for payment, and paid for, in such Acquisition or Asset Transfer; provided, further, that granting a proxy to a Designated Proxy Holder or designating a Designated Proxy Holder as an attorney-in-fact shall not constitute a “Transfer”; provided, further, that granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board shall not constitute a “Transfer.”

v. “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Voting Rights.

a. Common Stock. Except as otherwise required by applicable law,

(a) Class A Common Stock. Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(b) Class B Common Stock. Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise, except as otherwise provided pursuant to Section V.6(c) below.

(c) Class C Common Stock. Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise, except as otherwise provided pursuant to Section V.6(c) below.

b. General. Except as otherwise expressly required in this Amended and Restated Certificate or as required by applicable law, the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall vote together as a single class (or, if the holders of more than one series of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, together as a single class with the holders of such other series of Preferred Stock) on all matters submitted to the vote of stockholders generally.

c. Authorized Shares. The number of authorized shares of any or all of Class A Common Stock, Class B Common Stock, and Class C Common Stock may be increased or decreased (but not below the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock, Class B Common Stock, and Class C Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto); provided, that, the number of authorized shares of Class C Common Stock shall not be increased without the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, voting as a separate class.

3. Issuance of Class B Common Stock and Class C Common Stock. No shares of Class B Common Stock or Class C Common Stock, as applicable, may be issued except to a holder of LLC Units (other than the Corporation or any subsidiary of the Corporation that is a holder of LLC Units), such that after such issuance of Class B Common Stock or Class C Common Stock, as applicable, such holder of LLC Units holds an identical number of LLC Units and shares of Class B Common Stock or Class C Common Stock, as applicable. Except as provided in Section V.6, no shares of Class B Common Stock or Class C Common Stock may be Transferred by the holder thereof. Any stock certificates representing shares of Class B Common Stock or Class C Common Stock, as applicable, shall include a legend referencing the transfer restrictions set forth herein.

4. Liquidation Rights. In the event of a Liquidation Event, after payment or provision of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of the assets in the Liquidation Event, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by such stockholder; provided, that the holders of shares of Class B Common Stock and Class C Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class B Common Stock and Class C Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation.

5. Dividends. Subject to applicable law and the rights, if any, of holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock or the Class C Common Stock.

6. Transfer of Class B Common Stock or Class C Common Stock.

a. For the avoidance of doubt, a holder of Class B Common Stock or Class C Common Stock, as applicable, may surrender such shares of Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock or Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares will not be reissued by the Corporation.

b. Except as set forth in Section V.6(a), a holder of Class B Common Stock or Class C Common Stock may Transfer or assign shares of Class B Common Stock or Class C Common Stock, as applicable (or any legal or beneficial interest in such shares), to any transferee or assignee only to the extent permitted by the LLC Agreement (a “Permitted Transfer” and a holder of such Class B Common Stock or Class C Common Stock, as applicable, pursuant to a Permitted Transfer, a “Permitted Transferee”) and only if such holder also simultaneously Transfers an equal number of such holder’s LLC Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section V.6 are referred to as the “Restrictions.”

c. Any purported Transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock or Class C Common Stock (the “Restricted Shares”), and the purported Transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation, as determined by the Board, and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, or any other party, lose all voting rights as set forth herein and become a non-voting share.

d. Upon a determination by the Board that a Person has attempted or may attempt to transfer or acquire Restricted Shares in violation of the Restrictions, the Board may take such actions as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

e. The Board may, to the extent permitted by law, from time to time establish, modify, amend, or rescind by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section V.6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock or Class C Common Stock, as applicable.

f. The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer and acquisition of any shares of Class B Common Stock or Class C Common Stock, as applicable, on the books and records of the Corporation in violation thereof.

g. Transfers of Class C Common Stock are further subject to the provisions set forth in Section V.7.

7. Conversion of the Class C Common Stock. With respect to any holder of Class C Common Stock, each share of Class C Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class B Common Stock, as follows:

a. on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

b. except in the event of the death or Disability of the Founder, in which case this Section V.7(b) shall not apply, any Transfer of such share of Class C Common Stock by any such holder of Class C Common Stock, except for (A) Transfers made by a holder of Class C Common Stock for estate planning or tax planning purposes to a Family Trust (or other Affiliate of such holder of Class C Common Stock) where the Founder maintains, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument), with respect to the Class C Common Stock held by such Family Trust (or other Affiliate of such holder of Class C Common Stock); provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Family Trust or other Affiliate); and, provided, further, that in the event that the Founder no longer has, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument), with respect to Class C Common Stock held by such Family Trust (other than the shares of Class C Common Stock held by the Exempt Trusts from time to time) or other Affiliate, each share of Class C Common Stock then held by such Family Trust (other than the shares of Class C Common Stock held by the Exempt Trusts from time to time) or other Affiliate shall automatically be, and be deemed to be, converted into one (1) share of Class B Common Stock; (B) Transfers to a trust under the terms of which the Founder has retained, directly or indirectly, a “qualified interest” within the meaning of Section 2702(b)(1) of the Code and/or a reversionary interest so long as the Founder has, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument) with respect to the shares of Class C Common Stock held by such trust; provided, however, that in the event the Founder no longer has, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument) with respect to the shares of Class C Common Stock then held by such trust, each share of Class C Common Stock then held by such trust (other than the shares of Class C Common Stock held by the Exempt Trusts from time to time) shall automatically be, and be deemed to be, converted into one (1) share of Class B Common Stock; (C) Transfers to an Individual Retirement Account (as defined in Section 408(a) of the Code), or a pension, profit sharing, stock bonus or other type of plan or trust of which the Founder is, directly or indirectly, a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case the Founder has, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument) with respect to such shares of Class C Common Stock held in such account, plan or trust, and provided, further, that in the event the Founder no longer has, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument) with respect to the shares of Class C Common Stock then held by such account, plan or trust, each share of Class C Common Stock held by such account, plan or trust shall automatically be, and be deemed to be, converted into one (1) share of Class B Common Stock; (D) Transfers from a Skonnard GRAT to either an Exempt Trust or another Family Trust of the Founder; (E) Transfers from one Exempt Trust to another Exempt Trust; and (F) Transfers to a corporation, partnership or limited liability company in which the Founder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient voting power in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Founder retains, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument), with respect to the shares of Class C Common Stock held by such corporation, partnership or limited liability company; provided, that in the event the Founder no longer owns, directly or indirectly, sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure that the Founder retains, directly or indirectly, sole voting power (including by means of voting agreement, proxy or other similar agreement or instrument), with respect to the shares of Class C Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class C Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically be, and be deemed to be, converted into one (1) share of Class B Common Stock;

c. upon either (A) the death or Disability of the Founder, if the Designated Proxy Holder does not hold exclusive voting control over such shares of Class C Common Stock immediately following the death or Disability of the Founder, or (B) if the Designated Proxy Holder does hold exclusive voting control over such shares of Class C Common Stock immediately following the death or Disability of the Founder, the date that is the earlier of (i) nine (9) months after the death or Disability of the Founder and (ii) the date upon which the Designated Proxy Holder ceases to hold exclusive voting control of such shares of Class C Common Stock;

d. upon termination for Cause by the Corporation, Pluralsight Holdings, LLC or any subsidiary thereof, of the employment of the Founder with the Corporation, Pluralsight Holdings, LLC or any subsidiary thereof;

e. upon the date that is seven (7) years following the IPO Date;

f. upon the date that is one (1) year after the Founder resigns from his position as the Corporation’s Chief Executive Officer and is no longer serving as chairman of the Board; and

g. upon the date when the Founder, his Family Group and their respective Affiliates over whom the Founder maintains, directly or indirectly, sole voting power (including by means of voting agreement, proxy or similar agreement or instrument) with respect to the shares of Class C Common Stock held by them no longer beneficially own, in the aggregate, a number of shares of Class C Common Stock equal to at least twenty-five percent (25%) of the shares of Class C Common Stock held by the Founder, his Family Group and their respective Affiliates as of the date hereof.

8. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class C Common Stock into Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class C Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class C Common Stock and to confirm that a conversion to Class B Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred, or whether a Transfer complied with Section V.6, and results in a conversion from Class C Common Stock to Class B Common Stock, or the consequences set forth in Section V.6, shall be conclusive and binding.

9. Immediate Effect. In the event of and upon a conversion of shares of Class C Common Stock to Class B Common Stock pursuant to Section V.7, such conversion shall be deemed to have been made at the time that the Transfer of shares, death or Disability or other applicable event occurred, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of shares of Class C Common Stock to Class B Common Stock in accordance with this Amended and Restated Certificate, all rights of the holder of such shares of Class C Common Stock shall cease with respect to such shares and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Stock to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock.

10. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Common Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class C Common Stock the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purpose.

11. LLC Units and Common Stock Ratio. The Corporation shall, to the fullest extent permitted by law, undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to:

a. the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of LLC Units owned by the Corporation or any subsidiary of the Corporation that is a holder of LLC Units and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issuable pursuant to awards granted under the Corporation’s 2018 Incentive Award Plan (as may be amended, supplemented or modified, the “2018 Incentive Award Plan”), and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder and have not settled in, or been exercised for, Class A Common Stock in accordance with the terms thereof, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options, and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent such securities have been converted, exercised or exchanged for Class A Common Stock and the net proceeds from such other securities, including without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Pluralsight Holdings, LLC); and

b. the shares of Class B Common Stock and Class C Common Stock, as applicable, necessary to maintain at all times a one-to-one ratio between the number of outstanding LLC Units (other than LLC Units held by the Corporation or any subsidiary of the Corporation that is a holder of LLC Units) and the number of outstanding shares of Class B Common Stock and Class C Common Stock, as applicable.

12. LLC Units and Common Stock Ratio upon a Stock Split. The Corporation shall not undertake or authorize any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of (i) the Class B Common Stock that is not accompanied by an identical subdivision or combination (by any such events listed above in this Section V.12) of the LLC Units to maintain at all times a one-to-one ratio between the number of outstanding LLC Units and the number of outstanding shares of Class B Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of outstanding LLC Units and the number of outstanding shares of Class B Common Stock; or (ii) the Class C Common Stock that is not accompanied by an identical subdivision or combination (by any such events listed above in this Section V.12) of the LLC Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate, a one-to-one ratio between the number of LLC Units owned by all holders of Class C Common Stock and the number of outstanding shares of Class C Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of LLC Units owned by all holders of Class C Common Stock and the number of outstanding shares of Class C Common Stock.

13. LLC Units and Class A Common Stock Ratio upon a Sale or Repurchase; Preferred Stock. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of LLC Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issuable pursuant to awards granted under the 2018 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder and have not settled in, or been exercised for, Class A Common Stock in accordance with the terms thereof, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible or exercisable, or exchangeable for Class A Common Stock (except to the extent such securities have been converted, exercised, or exchanged for Class A Common Stock and the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise, or exchange thereof, have been contributed by the Corporation to the equity capital of Pluralsight Holdings, LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase, or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases, or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in Pluralsight Holdings, LLC which (in the good faith determination by the Board) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased, or redeemed.

14. LLC Units and Class A Common Stock Ratio upon a Merger. Unless otherwise consented to in writing by the holders of a majority of the voting power of Class B Common Stock and Class C Common Stock (voting together), the Corporation shall not consolidate, merge, combine, or consummate any other transaction (other than an action or transaction for which an adjustment is provided in any of Sections V.3, V.11, V.12 or V.13) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property (a “Transaction”), unless in connection with any such Transaction, each LLC Unit that is redeemable by the holder thereof pursuant to the terms of the LLC Agreement for, at the option of the Corporation, a share of Class A Common Stock or a cash payment, shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such LLC Unit by the holder thereof) the same kind and amount of stock or securities, cash, and/or other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted (such stock or securities, cash, and/or other property shall be referred to herein as the “Consideration”), to maintain at all times a one-to-one ratio between (x) the Consideration issuable in such Transaction in exchange for or conversion of one share of Class A Common Stock and (y) the Consideration issuable in such Transaction in redemption of, exchange for or conversion of one LLC Unit.

15. No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares that the Corporation shall be authorized to issue.

16. No Reissuance of Class C Common Stock. No share or shares of Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares that the Corporation shall be authorized to issue.

17. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law but to the fullest extent possible permitted by law, to provide, by resolution of the Board (authority to do so being hereby expressly vested in the Board), for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (which may include, without limitation, full, limited or no voting power), preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

2. Board Structure. Effective upon the IPO Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II, and Class III. The Board may assign members of the Board already in office to such classes, such assignment to become effective on the IPO Date. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the IPO Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the IPO Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the IPO Date. At each annual meeting of stockholders following the IPO Date, successors shall be elected to the directors of a Class whose term expired at such annual meeting and shall hold office until either the third succeeding annual meeting and until such director’s successor shall have been duly elected and qualified, or until such director’s death, resignation, or removal.

From and after the IPO Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Whole Board, whether before or after the IPO Date, shall shorten the term of any incumbent director.

3. Removal; Vacancies. Subject to any rights of the holders of Preferred Stock then outstanding, following the IPO Date any director may be removed from office by the stockholders of the Corporation only for cause, at a meeting called for that purpose. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board, and not by the stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

4. Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board; or (iii) the chief executive officer of the Corporation.

5. Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by stockholders of the Corporation, provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as one or more series or separately as a class, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, except in the case of the adoption of a Preferred Stock Designation, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or adopt any new provision of this Amended and Restated Certificate; provided, that any amendment to this Amended and Restated Certificate that gives holders of the Class B Common Stock or Class C Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of the holders of a majority of the voting power of all of the outstanding voting stock of the Corporation, be effective only upon the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class; provided, further, if shares of Class C Common Stock are outstanding, then the affirmative vote of at least a majority of the Class C Common Stock shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Sections V.2 and V.7, any of the terms defined in Section V.1 and used in such Sections V.2 or V.7, or this Article X.